PetIQ, Inc. Reports Record First Quarter 2021 Financial Results

First Quarter 2021 Net Sales Increase 36.2% Year-Over-Year to $254.3 Million

EAGLE, Idaho - May 5, 2021 (GLOBE NEWSWIRE) - PetIQ, Inc. (“PetIQ” or the “Company”) (Nasdaq: PETQ), a leading pet medication and wellness company, today reported financial results for the three months ended March 31, 2021.

Cord Christensen, PetIQ’s Chairman & CEO commented, “Our record start to the year demonstrates the strength and momentum across our pet health and wellness business. The first quarter financial results reflect continued robust growth from both our manufactured and distributed pet products across all sales channels and we experienced an important inflection point in our Services business as the headwinds from the pandemic have started to abate. We remain excited about the future trajectory of our diversified business model and are well positioned to continue to benefit from the favorable pet health and wellness industry tailwinds. Going forward, we will continue to execute on our strategic growth objects and believe PetIQ's mission of delivering smarter options for pet parents to help enrich their pets’ lives through convenient and affordable access to veterinarian products and services has never been stronger.”

First Quarter 2021 Highlights Compared to Prior Year Period

●	Record net sales of $254.3 million compared to $186.8 million, an increase of 36.2%
●	Product segment net sales of $230.0 million compared to $166.3 million, an increase of 38.3%
●	Product adjusted EBITDA increased 59.8% to $38.8 million, representing an adjusted EBITDA margin of 16.9%, an increase of 230 basis points
●	Services Segment net revenues of $24.3 million compared to $20.5 million, an increase of 18.6%, reflecting new wellness centers sales contribution, as well as lapping COVID-19 related closures that started in March 2020, partially offset by COVID-19 related impact
●	13 new wellness center openings in the first quarter of 2021
●	Gross margin increased 160 basis points to 18.8%; adjusted gross margin increased 130 basis points to 20.7%
●	Net income improved $5.1 million to $2.4 million compared to net loss of $2.6 million
●	Adjusted net income of $10.4 million compared to adjusted net income of $4.6 million, an increase of 124.9%
●	Adjusted EBITDA of $26.9 million compared to $14.5 million, an increase of 85.8%
●	Adjusted EBITDA margin increased 290 basis points to 10.6%
●	Subsequent to quarter end the Company entered into new $425 million credit facilities to replace existing facilities. The credit facilities provide more favorable terms including a 125-basis point decrease in the Company’s annual interest rate on its term loan and greater financial flexibility to support future growth, representing total liquidity of $125.0 million as of April 19, 2021

First Quarter 2021 Financial Results

Record net sales of $254.3 million for the first quarter of 2021, increased 36.2%, compared to $186.8 million for the same period in the prior year. First quarter net sales were driven by continued Product segment growth including contribution from Capstar®, and a benefit of approximately $15.0 million from a shift in the timing of a seasonal flea and tick product sales to the first quarter of 2021 from the second quarter of 2021. Product segment sales were $230.0 million and Services segment revenues were $24.3 million in the first quarter of 2021. The Services segment generated significant improvements as headwinds from COVID-19 reached an inflection point during the quarter. Management estimates the Services Segment would have contributed approximately $3.9 million of additional net revenue if all existing Services locations did not have COVID-19-related impacts in the first quarter.

First quarter 2021 gross profit was $47.8 million, an increase of 48.7% compared to $32.2 million in the prior year period. Gross margin increased 160 basis points to 18.8% from 17.2% in the prior year period. Adjusted gross profit was $51.8 million compared to $35.6 million in the prior year period, which reflects the growth in sales of manufactured items such as Capstar®. Adjusted gross margin increased 130 basis points to 20.7% for the first quarter 2021 compared to 19.3% in the prior year period. Management estimates that the Services segment would have contributed an additional 900 basis points to Services segment gross margin or $2.7 million in the first quarter of 2021 if all existing Services locations did not have COVID-19 related impacts in the first quarter.

Net income was $2.5 million for the first quarter of 2021, an improvement of $5.1 million compared to a net loss of $2.6 million in the prior year period. The increase in net income was primarily driven by continued growth of the Product segment. Adjusted net income was $10.4 million, an increase of $5.8 million, compared to $4.6 million in the prior year period.

First quarter adjusted EBITDA of $26.9 million compared to $14.5 million in the prior year period. Adjusted EBITDA increased driven by higher-than-expected net sales for the quarter and the gross margin contributed from the higher sales. In addition, the Company’s adjusted EBITDA benefited by approximately $1.5 million from the previously mentioned shift in timing of seasonal flea and tick sales and $2.5 million from a shift in timing of R&D expense to the second quarter of 2021 from the first quarter of 2021. Adjusted EBITDA margin increased 290 basis points to 10.6% compared to 7.7% in the prior year period.

Adjusted gross profit, adjusted gross margin, adjusted G&A, adjusted net income, adjusted net loss, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide investors with additional insight into the way management views reportable segment operations in light of changes in the Company’s operations, including the increase of manufacturing operations as a result of the Perrigo Animal Health Acquisition and the Capstar® Acquisition in the Products segment and the growth of the Company’s wellness centers, host partners, and regions within the Services segment. See “Non-GAAP Measures” for a definition of these measures and the financial tables that accompany this release for a reconciliation to the most comparable GAAP measure.

Segment Results

Product:

For the first quarter of 2021, Product segment net sales increased 38.3% to $230.0 million. Product adjusted EBITDA increased 59.8% to $38.8 million. Product segment net sales and adjusted EBITDA benefited from additional sales of all products, including the contribution from Capstar® and velocity increases in both manufactured and distributed products. This compares to Product segment sales and adjusted EBITDA of $166.3 million and $24.3 million, respectively, for the first quarter of 2020.

Services:

For the first quarter of 2021, Services segment net revenues were $24.3 million, an increase of 18.6%, compared to $20.5 million in the same period last year. Service segment net revenues increased 26.6% compared to the fourth quarter of 2020. Services segment adjusted EBITDA of $2.1 million compared to $2.0 million in the first quarter of 2020. Services segment adjusted EBITDA increased 10.5% compared to the fourth quarter of 2020. Management estimates that the Services segment would have contributed an additional $3.9 million of net revenue and $2.6 million of adjusted EBITDA if all existing Services locations did not have COVID-19-related impacts in the first quarter.

Cash Flow and Balance Sheet

As of March 31, 2021, the Company had cash and cash equivalents of $11.1 million. The Company’s long-term debt balance, which is largely comprised of its revolving credit facility, term loan and convertible debt, was $442.2 million as of March 31, 2021. The Company had total liquidity of approximately $66.6 million, before the completion of the new debt facilities announced in April.

Subsequent to quarter end the Company entered into new $425 million credit facilities, replacing existing facilities. The credit facilities provide more favorable terms including a 125-basis point decrease in the Company’s annual interest rate on its term loan and greater financial flexibility to support future growth, representing total liquidity of $125.0 million as of April 19, 2021.

Working capital increased to $193.2 million as of March 31, 2021, primarily as a result of normal working capital increases in accounts receivable and Inventory given the seasonality and success of the business.

Outlook

The Company continues to expect to open 130 to 170 new wellness centers in 2021. While the Company’s outlook remains suspended due to the uncertainty from potential COVID-19 related impacts to its business, it continues to maintain an internal budget of approximately $950 million in net sales and over $100 million in adjusted EBITDA for 2021, with the only significant variable to this plan being potential ongoing headwinds from COVID-19 affecting the Company’s Services segment results. The Company is optimistic it has reached an inflection point in its Services segment and is experiencing continued significant improvements to its operations in the second quarter. As the Company’s Services segment continues to see these improvements, the impacts lessen and become more predictable, it will then be in a better position to provide formal annual guidance.

For the Products segment, the Company maintains its strong visibility to another year of solid sales growth and Adjusted EBITDA margin expansion. The Company continues to expect full year 2021 incremental EBITDA contribution from Capstar® of greater than $20 million. Long-term, the Company remains confident in achieving its strategic and financial objectives.

Conference Call and Webcast

The Company will host a conference call with members of the executive management team to discuss these results with additional comments and details. The conference call is scheduled to begin today at 4:30 p.m. ET. To participate on the live call listeners in North America may dial 800-909-4795 and international listeners may dial 312-281-2972.

In addition, the call will be broadcast live over the Internet hosted at the “Investors” section of the Company's website at www.PetIQ.com. A telephonic playback will be available through May 19, 2021.

North American listeners may dial 844-512-2921 and international listeners may dial 412-317-6671; the passcode is 21993768.

About PetIQ

PetIQ is a leading pet medication and wellness company delivering a smarter way for pet parents to help their pets live their best lives through convenient access to affordable veterinary products and services. The company engages with customers through more than 60,000 points of distribution across retail and e-commerce channels with its branded and distributed medications, which is further supported by its own world-class medications manufacturing facility in Omaha, Nebraska. The company’s national service platform, VIP Petcare, operates in over 3,400 retail partner locations in 41 states providing cost effective and convenient veterinary wellness services. PetIQ believes that pets are an important part of the family and deserve the best products and care we can give them.

Contact: Investor.relations@petiq.com or 208.513.1513

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could” and similar expressions. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, the impact of COVID-19 on our business and the global economy; our ability to successfully grow our business through acquisitions; our dependency on a limited number of customers; our ability to implement our growth strategy effectively; disruptions in our manufacturing and distribution chains; competition from veterinarians and others in our industry; reputational damage to our brands; economic trends and spending on pets; the effectiveness of our marketing and trade promotion programs; recalls or withdrawals of our products or product liability claims; our ability to manage our manufacturing and supply chain effectively; disruptions in our manufacturing and distribution chains; our ability to introduce new products and improve existing products; our failure to protect our intellectual property; costs associated with governmental regulation; our ability to keep and retain key employees; our ability to sustain profitability; and the risks set forth under the “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2020 and other reports filed time to time with the Securities and Exchange Commission.

Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results. The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Consequently, you should not place undue reliance on forward-looking statements.

Non-GAAP Financial Measures

In addition to financial results reported in accordance with U.S. GAAP, PetIQ uses the following non-GAAP financial measures: Adjusted net income, adjusted net income, adjusted gross profit, adjusted gross margin, adjusted G&A, adjusted EBITDA, and adjusted EBITDA margin.

Adjusted net income consists of net income (loss) adjusted for tax expense, acquisition expenses, integration costs and costs of discontinued clinics, new clinic launch expense, non-same-store revenue, non-same-store costs, litigation costs, and stock-based compensation expense. Adjusted net income is utilized by management: to evaluate the effectiveness of our business strategies.

Adjusted gross profit consists of gross profit adjusted for gross loss on veterinarian clinics and wellness centers that are not part of same store sales. Adjusted gross profit is utilized by management to evaluate the effectiveness of our business strategies.

Adjusted G&A consists of G&A adjusted for acquisition expense, stock compensation expense, non-same store G&A, integrations expense, clinic launch expense, and litigation expense.

EBITDA and Adjusted EBITDA are non-GAAP financial measures. EBITDA represents net income (loss) before interest, income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA plus adjustments for transactions that management does not believe are representative of our core ongoing business. Adjusted EBITDA margin is adjusted EBITDA stated as a percentage of net sales. Adjusted EBITDA is utilized by management: (i) as a factor in evaluating management's performance when determining incentive compensation, (ii) to evaluate the effectiveness of our business strategies and (iii) allow for improved comparability over prior periods due to significant growth in the Company’s new wellness centers. The Company presents EBITDA because it is a necessary component for computing adjusted EBITDA.

We believe that the use of adjusted net income, adjusted gross profit, adjusted gross margin, adjusted general and administrative expenses (Adjusted G&A), adjusted EBITDA, and adjusted EBITDA margin provide additional tools for investors to use in evaluating ongoing operating results and trends. In addition, you should be aware when evaluating adjusted net income, adjusted gross profit, adjusted G&A, adjusted EBITDA and adjusted EBITDA margin, that in the future we may incur expenses similar to those excluded when calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by these or other unusual or non-recurring items. Our computation of adjusted net income, adjusted gross profit, adjusted G&A, adjusted EBITDA and adjusted EBITDA margin may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate adjusted net income, adjusted gross profit, adjusted EBITDA and adjusted EBITDA margin in the same manner. Our management does not, and you should not, consider adjusted net income, adjusted gross profit, adjusted EBITDA margin, or adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of adjusted net income, adjusted gross profit, adjusted EBITDA margin, and adjusted EBITDA is that they exclude significant expenses and income that are required by GAAP to be recorded in our financial statements. See a reconciliation of Non-GAAP measures to the most comparable GAAP measure, in the financial tables that accompany this release.

Definitions

●	Community clinic – A community clinic is defined as an event, or a visit to a retail host partner location, by the Company’s veterinary staff utilizing the Company’s mobile service vehicles. Clinic locations and schedules vary by location and seasonally. Due to the non-standardization of the Company’s community clinics, these clinics are grouped as part of geographic regions. New regions and host partners are excluded from the same store sale calculation until they have six full consecutive quarters of operations.

●	Wellness center – A wellness center is a physical fixed service location within the existing footprint of one of our retail partners. These wellness centers operate under a variety of brands based on the needs of our partner locations.

●	Regional offices – Regional offices support the operations of the Company’s services segment which include its veterinarian community clinics and wellness centers. These offices are staffed with field management and other operational staff.

PetIQ, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in 000’s except for per share amounts)

		As adjusted(1)
	March 31, 2021	December 31, 2020
Current assets
Cash and cash equivalents	$11,064	$33,456
Accounts receivable, net	175,186	102,755
Inventories	130,523	97,773
Other current assets	9,150	8,312
Total current assets	325,923	242,296
Property, plant and equipment, net	68,783	63,146
Operating lease right of use assets	20,171	20,122
Other non-current assets	1,836	1,870
Intangible assets, net	204,589	213,000
Goodwill	231,202	231,158
Total assets	$852,504	$771,592
Liabilities and equity
Current liabilities
Accounts payable	$101,033	$68,131
Accrued wages payable	8,344	10,540
Accrued interest payable	538	903
Other accrued expenses	10,864	8,815
Current portion of operating leases	5,151	4,915
Current portion of long-term debt and finance leases	6,752	7,763
Total current liabilities	132,682	101,067
Operating leases, less current installments	15,741	15,789
Long-term debt, less current installments	443,139	403,591
Finance leases, less current installments	3,001	3,338
Other non-current liabilities	1,253	1,397
Total non-current liabilities	463,134	424,115
Commitments and contingencies (Note 13)
Equity
Additional paid-in capital	345,386	319,642
Class A common stock, par value $0.001 per share, 125,000 shares authorized; 28,102 and 25,771 shares issued and outstanding, respectively	28	26
Class B common stock, par value $0.001 per share, 100,000 shares authorized; 941 and 3,040 shares issued and outstanding, respectively	1	3
Accumulated deficit	(96,525)	(98,558)
Accumulated other comprehensive loss	(500)	(686)
Total stockholders' equity	248,390	220,427
Non-controlling interest	8,298	25,983
Total equity	256,688	246,410
Total liabilities and equity	$852,504	$771,592
(1)	– Amounts adjusted for adoption of ASU 2020-06

PetIQ, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in 000’s, except for per share amounts)

	For the Three Months Ended
	March 31, 2021	March 31, 2020

Product sales	$230,034	$166,280
Services revenue	24,313	20,498
Total net sales	254,347	186,778
Cost of products sold	182,827	134,779
Cost of services	23,721	19,845
Total cost of sales	206,548	154,624
Gross profit	47,799	32,154
Operating expenses
General and administrative expenses	40,672	31,690
Operating income	7,127	464
Interest expense, net	(4,870)	(4,704)
Foreign currency (loss) income, net	(113)	73
Other income, net	317	365
Total other expense, net	(4,666)	(4,266)
Pretax net income (loss)	2,461	(3,802)
Income tax (expense) benefit	(75)	1,169
Net income (loss)	2,386	(2,633)
Net income (loss) attributable to non-controlling interest	353	(530)
Net income (loss) attributable to PetIQ, Inc.	$2,033	$(2,103)
Net income (loss) per share attributable to PetIQ, Inc. Class A common stock
Basic	$0.08	$(0.09)
Diluted	$0.08	$(0.09)
Weighted Average shares of Class A common stock outstanding
Basic	26,386	23,728
Diluted	27,004	23,728

PetIQ, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in 000’s)

	For the Three Months Ended March 31,
	2021	2020
Cash flows from operating activities
Net income (loss)	$2,386	$(2,633)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation and amortization of intangible assets and loan fees	12,351	5,470
Loss (gain) on disposition of property, plant, and equipment	30	(375)
Stock based compensation expense	2,122	2,558
Deferred tax adjustment	—	(1,169)
Other non-cash activity	145	33
Changes in assets and liabilities
Accounts receivable	(72,423)	(60,217)
Inventories	(32,767)	(39,069)
Other assets	(726)	(1,090)
Accounts payable	32,182	27,827
Accrued wages payable	(2,184)	(2,561)
Other accrued expenses	1,531	2,620
Net cash used in operating activities	(57,353)	(68,606)
Cash flows from investing activities
Proceeds from disposition of property, plant, and equipment	—	429
Purchase of property, plant, and equipment	(8,325)	(5,075)
Net cash used in investing activities	(8,325)	(4,646)
Cash flows from financing activities
Proceeds from issuance of long-term debt	242,500	239,600
Principal payments on long-term debt	(204,641)	(165,816)
Tax distributions to LLC Owners	—	(20)
Principal payments on finance lease obligations	(468)	(394)
Tax withholding payments on Restricted Stock Units	(802)	(149)
Exercise of options to purchase class A common stock	6,580	1,002
Net cash provided by financing activities	43,169	74,223
Net change in cash and cash equivalents	(22,509)	971
Effect of exchange rate changes on cash and cash equivalents	117	(135)
Cash and cash equivalents, beginning of period	33,456	27,272
Cash and cash equivalents, end of period	$11,064	$28,108

PetIQ, Inc.

Summary Segment Results

(Unaudited, in 000’s)

	For the three months ended
$'s in 000's	March 31, 2021	March 31, 2020
Services segment sales:
Same-store sales	$19,918	$18,216
Non same-store sales	4,395	2,282
Net services segment sales	24,313	20,498
Products segment sales	230,034	166,280
Total net sales	254,347	186,778

Adjusted EBITDA
Products	38,792	24,279
Services	2,096	1,989
Unallocated Corporate	(14,027)	(11,810)
Total Adjusted EBITDA	$26,861	$14,457

PetIQ, Inc.

Reconciliation between gross profit and adjusted gross profit

(Unaudited, in 000’s)

	For the three months ended
	March 31, 2021	March 31, 2020
Gross profit	$47,799	$32,154
Plus:
Non same-store gross loss	3,963	3,442
Adjusted gross profit	$51,762	$35,596
Adjusted gross margin	20.7%	19.3%

PetIQ, Inc.

Reconciliation between G&A and adjusted G&A

(Unaudited, in 000’s)

	For the three months ended
	March 31, 2021	March 31, 2020
General and Administrative expenses	$40,672	$31,690
Less:

Acquisition costs(1)	6	586
Stock based compensation expense	2,122	2,558
Integration costs and costs of discontinued clinics(3)	(48)	454
Non same-store general and administrative expenses(2)	981	677
Clinic launch expenses(4)	704	676
Litigation expenses	243	49
Adjusted G&A	$36,664	$26,690

PetIQ, Inc.

Reconciliation between Net (Loss) Income and Adjusted EBITDA

(Unaudited, in 000’s)

	For the three months ended
	March 31, 2021	March 31, 2020
Net income (loss)	$2,386	$(2,633)
Plus:
Tax expense (benefit)	75	(1,169)
Depreciation	3,131	2,873
Amortization	8,428	2,242
Interest	4,870	4,704
EBITDA	$18,890	$6,017
Acquisition costs(1)	6	586
Stock based compensation expense	2,122	2,558
Non same-store revenue(2)	(4,395)	(2,282)
Non same-store costs(2)	9,339	6,400
Integration costs and costs of discontinued clinics(3)	(48)	454
Clinic launch expenses(4)	704	676
Litigation expenses	243	49
Adjusted EBITDA	$26,861	$14,458
Adjusted EBITDA Margin	10.6%	7.7%

(1)	Acquisition costs include legal, accounting, banking, consulting, diligence, and other out-of-pocket costs related to completed and contemplated acquisitions.
(2)	Non same-store revenue and costs relate to our Services segment and are from wellness centers, host partners, and regions with less than six full trailing quarters of operating results.
(3)	Integration costs and costs of discontinued clinics represent costs related to integrating the acquired businesses, such as personnel costs like severance and signing bonuses, consulting work, contract termination, and IT conversion costs. These costs are primarily in the Products segment and the corporate segment for personnel costs, legal and consulting expenses, and IT costs.

(4)	Clinic launch expenses relate to our Services segment and represent the nonrecurring costs to open new veterinary wellness centers, primarily employee costs, training, marketing, and rent prior to opening for business.

PetIQ, Inc.

Reconciliation between net loss and adjusted net (loss) income

(Unaudited, in 000’s)

	Three Months Ended
	March 31, 2021	March 31, 2020
Net income (loss)	$2,386	$(2,633)
Plus:
Tax expense (benefit)	75	(1,169)
Acquisition costs(1)	6	586
Integration costs and costs of discontinued clinics(3)	(48)	454
Stock based compensation expense	2,122	2,558
Non same-store revenue(2)	(4,395)	(2,282)
Non same-store costs(2)	9,339	6,400
Clinic launch expenses(4)	704	676
Litigation expenses	243	49
Adjusted Net income	$10,432	$4,639

(1)	Acquisition costs include legal, accounting, banking, consulting, diligence, and other out-of-pocket costs related to completed and contemplated acquisitions.
(2)	Non same-store revenue and costs relate to our Services segment and are from wellness centers, host partners, and regions with less than six full trailing quarters of operating results.
(3)	Integration costs and costs of discontinued clinics represent costs related to integrating the acquired businesses, such as personnel costs like severance and signing bonuses, consulting work, contract termination, and IT conversion costs. These costs are primarily in the Products segment and the corporate segment for personnel costs, legal and consulting expenses, and IT costs.
(4)	Clinic launch expenses relate to our Services segment and represent the nonrecurring costs to open new veterinary wellness centers, primarily employee costs, training, marketing, and rent prior to opening for business.